Exhibit 99.1

Glacier Bancorp, Inc. Earnings for Quarter and Year Ended December 31, 2005

HIGHLIGHTS:

*	Net earnings for the quarter were a record $14.188 million, up 23 percent from last year’s quarter.

*	Net earnings for the year of $52.373 million, up 17 percent from last year.

*	Diluted quarterly earnings per share of $.44, up 19 percent from last year’s quarter.

*	Diluted earnings per share of $1.64, up 15 percent from last year.

*	Net interest margin expanded 4 basis points from prior quarter to 4.31 percent.

*	Net interest margin 15 basis points greater than fourth quarter of 2004.

*	Loans outstanding increased $708 million, or 41 percent, since December 31, 2004.

*	Non-interest bearing deposits increased $207 million, or 45 percent during 2005.

*	Cash dividend of $.16 declared resulting in an increase of 14 percent over the prior year quarter.

*	Acquisition of First State Bank, Thompson Falls, MT completed October 31, 2005.

KALISPELL, Mont., Feb. 2 /PRNewswire-FirstCall/ --

Earnings Summary

	Three months ended December 31,		Twelve months ended December 31,

(Unaudited - $ in thousands, except per share data)	2005	2004	2005	2004

Net earnings	$14,188	$11,563	$52,373	$44,616
Diluted earnings per share	$0.44	$0.37	$1.64	$1.43
Return on average assets (annualized)	1.53%	1.53%	1.52%	1.54%
Return on average equity (annualized)	17.47%	17.28%	17.62%	17.61%
Return on average tangible equity (annualized)	24.35%	20.57%	24.07%	21.93%

          Glacier Bancorp, Inc. (Nasdaq: GBCI) reported net quarterly earnings of $14.188 million, an increase of $2.6 million, or 23 percent, over the $11.563 million for the fourth quarter of 2004.  Diluted earnings per share for the quarter of $.44 is an increase of 19 percent over the per share earnings of $.37 for the same quarter of 2004.  “2005 was another good year for Glacier Bancorp, Inc.  We improved the structure of our balance sheet by increasing both higher yielding assets and lower cost funding,” said Mick Blodnick, President and Chief Executive Officer.  “At the same time we produced another record year of strong earnings growth.”  Annualized return on average assets and return on average equity for the quarter were 1.53 percent and 17.47 percent, respectively, which compares with prior year returns for the fourth quarter of 1.53 percent and 17.28 percent.  Annualized return on tangible average equity, a non-GAAP performance measure, for the fourth quarter of 2005 was 24.35 percent compared to 20.57 percent in the fourth quarter of last year.

          Net earnings for the year ended December 31, 2005 were $52.373 million, which is an increase of $7.757 million, or 17 percent over the prior year. Diluted earnings per share of $1.64 is an increase of 15 percent over the $1.43 earned in 2004.  The 2005 return on average assets and return on average equity was 1.52 percent and 17.62 percent, respectively, which compares with the prior year returns of 1.54 percent and 17.61 percent.  Return on average tangible equity for the current year was 24.07 percent, up from 21.93 percent last year.  Return on average tangible equity, a non-GAAP measure excluding the impact of goodwill and core deposit intangibles from acquisitions, provides a more consistent measure of performance.

          The results of operations and financial condition include the acquisitions from the completion dates forward.  The following table provides information on selected classifications of assets and liabilities acquired:

		First National Bank	Citizens Community Bank	Bonners Ferry Branch	First State Bank
(Unaudited - $ in thousands)	Total	Feb. 28, 2005	April 1, 2005	May 20, 2005	Nov. 1, 2005

Acquisition Date
Total assets	$569,980	267,126	126,394	23,868	152,592
Investments	154,517	124,733	7,916	—	21,868
Net loans	290,828	87,678	89,240	5,047	108,863
Non-interest bearing deposits	148,499	95,053	25,789	6,073	21,584
Interest bearing deposits	309,929	129,697	75,008	17,777	87,447

Assets

(Unaudited - $ in thousands)	December 31, 2005	December 31, 2004	$ change from December 31, 2004

Cash on hand and in banks	$111,418	79,300	32,118
Investments, interest bearing deposits, FHLB stock, FRB stock, and Fed Funds	991,246	1,098,633	(107,387)
Loans:
Real estate	607,627	393,141	214,486
Commercial	1,357,051	991,081	365,970
Consumer	471,164	344,075	127,089
Total loans	2,435,842	1,728,297	707,545
Allowance for loan losses	(38,655)	(26,492)	(12,163)
Total loans net of allowance for losses	2,397,187	1,701,805	695,382
Other assets	206,493	130,999	75,494
Total Assets	$3,706,344	3,010,737	695,607

          At December 31, 2005 total assets were $3.706 billion, which is $696 million greater than the December 31, 2004 assets of $3.011 billion, an increase of 23 percent. Without $570 million in assets acquired in acquisitions, total assets were up $126 million from a year ago, or 4 percent.

          Total loans have increased $708 million from December 31, 2004, or 41 percent, with the growth occurring in all loan categories. Commercial loans have increased $366 million, or 37 percent, real estate loans gained $214 million, or 55 percent, and consumer loans grew by $127 million, or 37 percent.  Acquisitions added $291 million of the total with internal growth contributing $417 million, a 24 percent increase.

          Loan volume continues to be very strong with internal loan growth of $54 million since September 30, 2005.  “Loan volumes in 2005 far exceeded our expectations especially the increase in organic loan growth,” Blodnick said. “It is a testament to the growth and vitality of our markets.”

          Investment securities, including interest bearing deposits in other financial institutions, and federal funds sold have decreased $107 million from December 31, 2004.  Without the acquisitions, investments would have declined $262 million, or 24 percent, from December 31, 2004.  Investment securities at year end represented 27% of total assets versus 36% the prior year.  “Cash flow from the investment portfolio is being used to fund the significant loan growth,” said Jim Strosahl, Chief Financial Officer. “Converting the lower yielding investments into loans has contributed to the interest margin growth.”

Liabilities

(Unaudited - $ in thousands)	December 31, 2005	December 31, 2004	$ change from December 31, 2004

Non-interest bearing deposits	$667,008	460,059	206,949
Interest bearing deposits	1,867,704	1,269,649	598,055
Advances from Federal Home Loan Bank	402,191	818,933	(416,742)
Securities sold under agreements to repurchase and other borrowed funds	317,222	81,215	236,007
Other liabilities	33,980	30,697	3,283
Subordinated debentures	85,000	80,000	5,000
Total liabilities	$3,373,105	2,740,553	632,552

          Non-interest bearing deposits have increased $207 million, or 45 percent, since December 31, 2004. Without acquisitions the increase was $58 million, or 13 percent.  This continues to be a primary focus of our banks and the programs we have initiated this past year continue to gain momentum.  Interest bearing deposits, including $165 million in broker originated certificates of deposit, have increased $598 million from December 31, 2004 with $310 million from acquisitions. Since December 31, 2004, without acquisitions, interest bearing deposits increased $288 million, or 23 percent.  This growth in deposits, a low cost stable funding source, gives us increased flexibility in managing our asset mix.  Federal Home Loan Bank advances decreased $417 million, and repurchase agreements and other borrowed funds increased $236 million from December 31, 2004. At December 31, 2005 other borrowed funds includes $179 million in U. S. Treasury Tax and Loan Term Auction funds.

Stockholders’ equity

(Unaudited - $ in thousands except per share data)	December 31, 2005	December 31, 2004	$ change from December 31, 2004

Common equity	$332,418	264,250	68,168
Accumulated other comprehensive income	821	5,934	(5,113)
Total stockholders’ equity	333,239	270,184	63,055
Core deposit intangible, net, and goodwill	(87,114)	(42,315)	(44,799)
Tangible stockholders’ equity	$246,125	227,869	18,256
Stockholders’ equity to total assets	8.99%	8.97%
Tangible stockholders’ equity to total tangible assets	6.80%	7.68%
Book value per common share	$10.36	8.80	1.56
Market price per share at end of quarter	$30.05	27.23	2.82

          Total equity and book value per share amounts have increased substantially from December 31, 2004, the result of issuing stock for the Citizens Community Bank, and First State Bank acquisitions, earnings retention, and stock options exercised. Accumulated other comprehensive income, representing net unrealized gains on securities available for sale, decreased $5.113 million from December 31, 2004, primarily a function of interest rate changes and the decreased balance of securities.

Operating Results for Three Months Ended December 31, 2005
Compared to December 31, 2004

          Operating results include amounts resulting from the acquisitions from the acquisition date forward.

Revenue summary

	Three months ended December 31,

(Unaudited - $ in thousands)	2005	2004	$ change	% change

Net interest income	$35,704	$27,840	$7,864	28%
Non-interest income
Service charges, loan fees, and other fees	8,099	6,409	1,690	26%
Gain on sale of loans	2,814	2,007	807	40%
Other income	756	753	3	0%
Total non-interest income	11,669	9,169	2,500	27%
	$47,373	$37,009	$10,364	28%
Tax equivalent net interest margin	4.31%	4.16%

          Net Interest Income

          Net interest income for the quarter increased $7.864 million, or 28 percent, over the same period in 2004, and $1.944 million from the third quarter of 2005.  Total interest income increased $14.624 million from the prior year’s quarter, or 38 percent, while total interest expense was $6.760 million, or 62 percent higher.  The increase in interest expense is primarily attributable to the volume increase in interest bearing liabilities, and increases in short term interest rates during 2004 and 2005. The Federal Reserve Bank has increased the targeted fed funds rate thirteen times, 325 basis points, in the last eighteen months. The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.31 percent which was higher than the 4.16 percent result for the fourth quarter of 2004. The margin for the fourth quarter continued the trend of increases experienced in each quarter of 2005.  The quarterly margins were 4.08 percent in quarter one, 4.12 percent in quarter two, and the 4.27 percent in quarter three.

          Non-interest Income

          Fee income increased $1.690 million, or 26 percent, over the same period last year, driven primarily by an increased number of loan and deposit accounts, acquisitions, and additional customer services offered.  Gain on sale of loans increased $807 thousand, or 40 percent, from the fourth quarter of last year.  Loan origination activity for housing construction and purchases remains strong in our markets and has offset much of the reduction in refinance activity experienced last year.

Non-interest expense summary

	Three months ended December 31,

(Unaudited - $ in thousands)	2005	2004	$ change	% change

Compensation and employee benefits	$14,282	$10,231	$4,051	40%
Occupancy and equipment expense	3,488	2,771	717	26%
Outsourced data processing	569	424	145	34%
Core deposit intangibles amortization	415	264	151	57%
Other expenses	6,446	5,020	1,426	28%
Total non-interest expense	$25,200	$18,710	$6,490	35%

          Non-interest Expense

          Non-interest expense increased by $6.490 million, or 35 percent, from the same quarter of 2004.  Compensation and benefit expense increased $4.051 million, or 40 percent, with acquisitions, additional bank branches, commissions on mortgage loan production, normal compensation increases for job performance and increased cost for benefits accounting for the majority of the increase.  The number of full-time-equivalent employees has increased from 857 to 1125, a 31 percent increase, since December 31, 2004.   Occupancy and equipment expense increased $717 thousand, or 26 percent, reflecting the acquisitions, cost of additional locations and facility upgrades.  Other expenses increased $1.426 million, or 28 percent, primarily from acquisitions, additional marketing expenses, and costs associated with new branch offices. Also included in this quarter was a $245 thousand write-down of book value on a bank building in Butte, MT that is no longer being used as a bank office, and $143 thousand expense from the sale of a motel previously carried as a non-performing asset.  The efficiency ratio (non-interest expense/net interest income + non-interest income) was 53 percent for the 2005 quarter, up from 51 percent for the 2004 quarter.

          Income tax expense

          Income tax expense in the current quarter was reduced by $317 thousand due to the statutory closing of certain previous years’ tax returns and tax accrual adjustments.

Credit quality information

(Unaudited - $ in thousands)	December 31, 2005	December 31, 2004

Allowance for loan losses	$38,655	$26,492
Non-performing assets	10,089	9,608
Allowance as a percentage of non performing assets	383%	276%
Non-performing assets as a percentage of total assets	0.26%	0.32%
Allowance as a percentage of total loans	1.59%	1.53%
Net charge-offs as a percentage of loans	0.020%	0.098%

          Allowance for Loan Loss and Non-Performing Assets

          Non-performing assets as a percentage of total assets at December 31, 2005 were at .26 percent, increasing from .22 percent at September 30, 2005 the result of higher levels of non-performing assets acquired with the First State Bank transaction.  Without the effects of the First State Bank acquisition, non-performing assets would have been $4.561 million, or .12 percent of total assets.  “As expected, the level of non-performing assets acquired with First State Bank are considerably higher than those of our other banks,” Strosahl said.  “We expect to see significant improvement in credit quality with the adoption of our credit culture at First State Bank.” At December 31, 2004 the ratio was .32 percent.   The Company ratios compare favorably to the Federal Reserve Bank Peer Group average of .45 percent at September 30, 2005, the most recent information available.  The allowance for loan losses was 383 percent of non-performing assets at December 31, 2005, up from 276 percent a year ago. The allowance, including $6.627 million from acquisitions, has increased $12.163 million, or 46 percent, from a year ago. The allowance of $38.655 million, is 1.59 percent of December 30, 2005 total loans outstanding, up slightly from the 1.53 percent a year ago. The fourth quarter provision for loan losses expense was $1.374 million, an increase of $174 thousand from the same quarter in 2004, but was a decrease of $233 thousand from the third quarter of 2005.  Loan growth, average loan size, and credit quality considerations will determine the level of additional provision expense.

Operating Results for Year Ended December 31, 2005
Compared to December 31, 2004

Revenue summary

	Twelve months ended December 31,

(Unaudited - $ in thousands)	2005	2004	$ change	% change

Net interest income	$130,007	$107,393	$22,614	21%
Non-interest income
Service charges, loan fees, and other fees	30,812	24,260	6,552	27%
Gain on sale of loans	11,048	8,015	3,033	38%
Loss on sale of investments	(138)	—	(138)	n/m
Other income	2,904	2,290	614	27%
Total non-interest income	44,626	34,565	10,061	29%
	$174,633	$141,958	$32,675	23%
Tax equivalent net interest margin	4.20%	4.15%

          Net Interest Income

          Net interest income for the year increased $22.614 million, or 21 percent, over 2004.  Total interest income increased $42.700 million, or 29 percent, while total interest expense was $20.086 million, or 50 percent higher.  FHLB dividends received were $1.125 million lower in 2005.  The increase in interest expense is primarily attributable to the volume increase in interest bearing liabilities, and increases in short term interest rates during 2004 and 2005. The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.20 percent which was five basis points higher than the 4.15 percent result for 2004.

          Non-interest Income

          Total non-interest income increased $10.061 million, or 29 percent in 2005.  Fee income increased $6.552 million, or 27 percent, over last year, driven primarily by an increased number of loan and deposit accounts, acquisitions, and additional customer product and services offered.  Gain on sale of loans increased $3.033 million, or 38 percent, from last year.  Loan origination activity for housing construction and purchases remains strong in our markets and has offset much of the reduction in refinance activity experienced last year.  “We continue to experience strong population growth in many of our markets fueling demand for housing,” Blodnick said. Other income was $614 thousand higher than 2004 of which $220 thousand was from the sale of property held for future expansion that was no longer needed, and the remainder from various volume increases.

Non-interest expense summary

	Twelve months ended December 31,

(Unaudited - $ in thousands)	2005	2004	$ change	% change

Compensation and employee benefits	$51,385	$39,955	$11,430	29%
Occupancy and equipment expense	12,851	10,797	2,054	19%
Outsourced data processing	1,839	1,551	288	19%
Core deposit intangibles amortization	1,470	1,074	396	37%
Other expenses	23,381	18,756	4,625	25%
Total non-interest expense	$90,926	$72,133	$18,793	26%

          Non-interest Expense

          Non-interest expense increased by $18.793 million, or 26 percent, from 2004.  Compensation and benefit expense increased $11.430 million, or 29 percent, with acquisitions, additional bank branches, commissions on mortgage loan production, normal compensation increases for job performance and increased cost for benefits accounting for the majority of the increase. Occupancy and equipment expense increased $2.054 million, or 19 percent, reflecting the acquisitions, cost of additional locations and facility upgrades.  Other expenses increased $4.625 million, or 25 percent, primarily from acquisitions, additional marketing expenses, and costs associated with new branch offices.  The efficiency ratio (non-interest expense/net interest income + non-interest income) increased slightly to 52 percent up from 51 percent for 2004.

          Income tax expense

          Income tax expense in 2005 was reduced by $317 thousand due to the statutory closing of certain previous years’ tax returns and tax accrual adjustments.

          Allowance for Loan Loss and Non-Performing Assets

          The provision for loan losses expense was $6.023 million for 2005, an increase of $1.828 million, or 44 percent, from 2004.  Net charge offs of $487 thousand was a very low .020 percent of loans outstanding which is substantially lower than the already low .098 percent in 2004.

          Cash dividend

          On December 28, 2005, the board of directors declared a cash dividend of $.16 payable January 19, 2006 to shareholders of record on January 10, 2006, resulting in dividends per share of $.60 for 2005, an increase of 11 percent over the $.54 dividends declared last year.

          Completed acquisitions

          First State Bank, with banking offices in Thompson Falls, and Plains, Montana, with total assets of approximately $153 million, merged into First Security Bank of Missoula as of the close of business October 31, 2005.

          Subordinated Debentures

          On February 1, 2006, $35 million of subordinated debentures with an interest rate of 9.4 percent will be redeemed and replaced with $35 million in subordinated debentures with an interest rate of 6.08 percent.

          Headquartered in Kalispell, Montana, Glacier Bancorp, Inc. conducts business from Glacier Bank of Kalispell, First Security Bank of Missoula, Glacier Bank of Whitefish, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, all located in Montana, Mountain West Bank located in Idaho with two branches in Utah and two in Washington, First National Bank -- West, Evanston, Wyoming, and Citizens Community Bank Pocatello, Idaho.

          This news release includes forward looking statements, which describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of the Company’ style of banking and the strength of the local economies in which it operates.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.  In addition to discussions about risks and uncertainties set forth from time to time in the Company’s public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities:  (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the company’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged.

          Visit our website at www.glacierbancorp.com

GLACIER BANCORP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION

($ in thousands except per share data)	December 31, 2005	December 31, 2004

	(unaudited)
Assets:
Cash on hand and in banks	$111,418	79,300
Federal funds sold	7,537	—
Interest bearing cash deposits	15,739	13,007
Investment securities, available-for-sale	967,970	1,085,626
Net loans receivable:
Real estate loans	607,627	393,141
Commercial loans	1,357,051	991,081
Consumer and other loans	471,164	344,075
Allowance for losses	(38,655)	(26,492)
Total loans, net	2,397,187	1,701,805
Premises and equipment, net	79,952	55,732
Real estate and other assets owned, net	332	2,016
Accrued interest receivable	19,923	15,637
Core deposit intangible, net	8,015	4,939
Goodwill	79,099	37,376
Other assets	19,172	15,299
	$3,706,344	3,010,737
Liabilities and stockholders’ equity:
Non-interest bearing deposits	$667,008	460,059
Interest bearing deposits	1,867,704	1,269,649
Advances from Federal Home Loan Bank of Seattle	402,191	818,933
Securities sold under agreements to repurchase	129,530	76,158
Other borrowed funds	187,692	5,057
Accrued interest payable	7,437	4,864
Deferred tax liability	2,746	8,392
Subordinated debentures	85,000	80,000
Other liabilities	23,797	17,441
Total liabilities	3,373,105	2,740,553
Preferred shares, 1,000,000 shares authorized.
None outstanding	—	—
Common stock, $.01 par value per share. 62,500,000 shares authorized	322	307
Paid-in capital	262,383	227,552
Retained earnings - substantially restricted	69,713	36,391
Accumulated other comprehensive income	821	5,934
Total stockholders’ equity	333,239	270,184
	$3,706,344	3,010,737
Number of shares outstanding	32,172,547	30,686,763
Book value of equity per share	10.36	8.80

GLACIER BANCORP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,

($ in thousands except per share data)	2005	2004	2005	2004

	(unaudited)	(unaudited)	(unaudited)
Interest income:
Real estate loans	$10,848	6,388	34,506	22,942
Commercial loans	23,444	15,630	81,359	57,312
Consumer and other loans	8,289	5,417	28,696	20,331
Investment securities and other	10,782	11,304	45,424	46,700
Total interest income	53,363	38,739	189,985	147,285
Interest expense:
Deposits	9,140	3,648	25,705	14,054
Federal Home Loan Bank of Seattle advances	4,646	4,817	21,489	18,540
Securities sold under agreements to repurchase	1,145	308	2,948	873
Subordinated debentures	1,638	1,555	6,455	5,619
Other borrowed funds	1,090	571	3,381	806
Total interest expense	17,659	10,899	59,978	39,892
Net interest income	35,704	27,840	130,007	107,393
Provision for loan losses	1,374	1,200	6,023	4,195
Net interest income after provision for loan losses	34,330	26,640	123,984	103,198
Non-interest income:
Service charges and other fees	6,483	5,164	24,503	19,550
Miscellaneous loan fees and charges	1,616	1,245	6,309	4,710
Gain on sale of loans	2,814	2,007	11,048	8,015
Loss on sale of investments	—	—	(138)	—
Other income	756	753	2,904	2,290
Total non-interest income	11,669	9,169	44,626	34,565
Non-interest expense:
Compensation, employee benefits and related expenses	14,282	10,231	51,385	39,955
Occupancy and equipment expense	3,488	2,771	12,851	10,797
Outsourced data processing expense	569	424	1,839	1,551
Core deposit intangibles amortization	415	264	1,470	1,074
Other expenses	6,446	5,020	23,381	18,756
Total non-interest expense	25,200	18,710	90,926	72,133
Earnings before income taxes	20,799	17,099	77,684	65,630
Federal and state income tax expense	6,611	5,536	25,311	21,014
Net earnings	$14,188	11,563	52,373	44,616
Basic earnings per share	0.45	0.38	1.67	1.46
Diluted earnings per share	0.44	0.37	1.64	1.43
Dividends declared per share	0.16	0.14	0.60	0.54
Return on average assets (annualized)	1.53%	1.53%	1.52%	1.54%
Return on average equity (annualized)	17.47%	17.28%	17.62%	17.61%
Return on tangible average equity (annualized)	24.35%	20.57%	24.07%	21.93%
Average outstanding shares - basic	31,874,114	30,655,570	31,295,827	30,565,716
Average outstanding shares - diluted	32,535,411	31,310,581	31,892,716	31,144,069

AVERAGE BALANCE SHEET

	For the Three months ended 12-31-05

(Unaudited - $ in Thousands)	Average Balance	Interest and Dividends	Average Yield/ Rate

ASSETS
Real Estate Loans	$612,596	10,848	7.08%
Commercial Loans	1,304,656	23,444	7.13%
Consumer and Other Loans	452,027	8,289	7.28%
Total Loans	2,369,279	42,581	7.13%
Tax-Exempt Investment Securities (1)	284,088	3,485	4.91%
Other Investment Securities	756,201	7,297	3.86%
Total Earning Assets	3,409,568	53,363	6.26%
Goodwill and Core Deposit Intangible	84,312
Other Non-Earning Assets	186,222
TOTAL ASSETS	$3,680,102
LIABILITIES AND STOCKHOLDERS’ EQUITY
NOW Accounts	$352,766	347	0.39%
Savings Accounts	235,043	453	0.77%
Money Market Accounts	502,638	2,466	1.95%
Certificates of Deposit	721,088	5,874	3.23%
FHLB Advances	521,238	4,646	3.54%
Repurchase Agreements and Other Borrowed Funds	324,462	3,873	4.74%
Total Interest Bearing Liabilities	2,657,235	17,659	2.64%
Non-interest Bearing Deposits	662,941
Other Liabilities	37,651
Total Liabilities	3,357,827
Common Stock	319
Paid-In Capital	253,871
Retained Earnings	65,617
Accumulated Other Comprehensive Income	2,468
Total Stockholders’ Equity	322,275
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,680,102
Net Interest Income		$35,704
Net Interest Spread			3.62%
Net Interest Margin on Average Earning assets			4.15%
Return on Average Assets (annualized)			1.53%
Return on Average Equity (annualized)			17.47%

(1) Excludes tax effect on non-taxable investment security income

AVERAGE BALANCE SHEET

	For the Twelve months ended 12-31-05

(Unaudited - $ in Thousands)	Average Balance	Interest and Dividends	Average Yield/ Rate

ASSETS
Real Estate Loans	$508,105	34,506	6.79%
Commercial Loans	1,188,925	81,359	6.84%
Consumer and Other Loans	417,011	28,696	6.88%
Total Loans	2,114,041	144,561	6.84%
Tax -Exempt Investment Securities (1)	283,031	13,867	4.90%
Other Investment Securities	806,143	31,557	3.91%
Total Earning Assets	3,203,215	189,985	5.93%
Goodwill and Core Deposit Intangible	73,640
Other Non-Earning Assets	174,808
TOTAL ASSETS	$3,451,663
LIABILITIES AND STOCKHOLDERS’ EQUITY
NOW Accounts	$317,334	889	0.28%
Savings Accounts	209,004	1,130	0.54%
Money Market Accounts	483,423	7,552	1.56%
Certificates of Deposit	567,818	16,134	2.84%
FHLB Advances	673,904	21,489	3.19%
Repurchase Agreements and Other Borrowed Funds	287,991	12,784	4.44%
Total Interest Bearing Liabilities	2,539,474	59,978	2.36%
Non-interest Bearing Deposits	582,355
Other Liabilities	32,510
Total Liabilities	3,154,339
Common Stock	313
Paid-In Capital	240,063
Retained Earnings	53,062
Accumulated Other Comprehensive Income	3,886
Total Stockholders’ Equity	297,324
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,451,663
Net Interest Income		$130,007
Net Interest Spread			3.57%
Net Interest Margin on Average Earning assets			4.06%
Return on Average Assets (annualized)			1.52%
Return on Average Equity (annualized)			17.62%

(1) Excludes tax effect on non-taxable investment security income

SOURCE  Glacier Bancorp, Inc.
          -0-                                                                                02/02/2006
          /CONTACT:  Michael J. Blodnick, +1-406-751-4701, or James H. Strosahl, +1-406-751-4702, both of Glacier Bancorp, Inc./
          /Web site:  http://www.glacierbancorp.com /